Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL TO TAKE ONE-TIME CHARGES IN SECOND QUARTER

AUSTIN, Minn. (April 20, 2010) — Hormel Foods Corporation (NYSE: HRL) said today that it plans to close its Turlock, California plant by October 29, 2010. VALLEY FRESH® canned meats are produced at this facility. Affected employees will receive severance pay and may have the opportunity to work at one of four other Hormel Foods facilities in California. A write-down in assets and employee related costs will result in a one-time charge to fiscal 2010 second quarter earnings per share of approximately five cents.

“This decision was a difficult one to make because of its impact on our valued employees at this location. The manufacture of our VALLEY FRESH® canned products will be moved to another facility which will provide greater purchasing and distribution efficiencies,” said Mike Devine, Vice President of Grocery Products Operations.

Impact of the New Health Care Laws

The Company’s fiscal second quarter will also be impacted by another one-time charge of approximately five cents per share, resulting from the recently enacted Patient Protection and Affordable Care Act, including modifications made in the Health Care and Education Reconciliation Act of 2010. This charge is due primarily to a reduction in the value of the company’s deferred tax asset as a result of a change to the tax treatment of Medicare Part D reimbursements.

The Company’s 2010 earnings guidance, as provided in Hormel’s Form 8-K dated February 18, 2010, did not include either of these charges. Revised guidance incorporating the impact of both of these charges will be provided in the Company’s fiscal 2010 second quarter earnings release on May 19, 2010.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. The company is a member of the Standard & Poor’s 500 Index. Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine for 10 consecutive years. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 27-34 in the company’s Form 10-Q for the quarter ended January 24, 2010, which was filed with the SEC on March 5, 2010, and can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”